EXHIBIT 99.1

McGrath RentCorp Announces Results for First Quarter 2013

Rental Revenues Increase 2%
EPS Decreases 8% to $0.36 for the Quarter

LIVERMORE, Calif., May 1, 2013 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced revenues for the quarter ended March 31, 2013, of $88.7 million, an increase of 12%, compared to $78.9 million in the first quarter of 2012. The Company reported net income of $9.2 million, or $0.36 per diluted share for the first quarter of 2013, compared to net income of $9.9 million, or $0.39 per diluted share, in the first quarter of 2012.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Although Company-wide rental revenues increased by only 2%, and EPS declined by 8% for the quarter from a year ago, our overall results mask the underlying favorable business activity levels and momentum we are experiencing in each of our rental businesses.

TRS-RenTelco, our electronics division, rental revenues for the quarter increased by $1.4 million, or 6%, to $24.8 million from a year ago. Divisional income from operations increased by 29%, or $2.1 million, to $9.5 million for the quarter. The significantly higher percentage increase in profitability as compared to rental revenues was primarily related to lower SG&A, equipment depreciation and laboratory expenses all as a percentage of rental revenues from a year ago. In addition, the division benefited from an increase in gross profit on equipment sales of $0.7 million, or 26%, to $3.4 million from a year ago. Our results for TRS-RenTelco continue to reflect its discipline in strategic focus, strong brand following, operational efficiencies and an exceptionally talented and experienced work force.

Rental revenues at Adler Tank Rentals, our tank and box division grew by 1%, or $0.2 million, to $16.4 million compared to a year ago. There is typically some seasonality in the tank and box rental business during the first quarter in the colder weather geographies. First month's rental bookings for the quarter were 28% higher than for the same period in 2012 and reflect higher year over year booking activity levels in all of Adler Tank Rentals' regional markets. We would expect these higher booking levels to be reflected in our 2013 financial results in the quarters ahead. However, divisional income from operations declined 37%, or $3.1 million, to $5.2 million for the quarter. The quarterly decline in profitability from a year ago is primarily related to higher equipment depreciation expense as a percentage of rents, and increased costs for interregional equipment transportation, salaries for new hires, bad debt, and fleet maintenance and supplies. Although we again had significant expense during the quarter related to underutilized rental equipment moving from the dry natural gas Marcellus region to other Adler geographies in need of equipment, we anticipate 2013 expenses for interregional equipment transportation expenses to be markedly lower than in 2012. During the quarter, we continued our close monitoring, escalation and clean-up of delinquent customer account receivables, as well as our credit and collection process improvements.

Over the past 15 months, Adler Tank Rentals has entered seven new U.S. markets. We are continuing to execute in building out our national footprint to support higher rental revenue and earnings levels in the years ahead. This is all by design. However, our tank and box rental business is not without its blemishes related to rapid growth, as reflected in our higher expenses over the past few quarters. The sooner we can ramp and establish our tank and box rental business in all of the key domestic markets, the faster Adler Tank Rentals can contribute on a more meaningful level to McGrath RentCorp's overall earnings.

Modular division rental revenues for the quarter decreased by 3%, or $0.6 million, from a year ago to $19.3 million. Rental revenues grew by 6% quarter over quarter in our markets outside of California and declined by 10% within the state. Modular division rental revenues outside of California now represent approximately 47% of total modular rental revenues. First month's modular building rental bookings for the division increased 37% from a year ago, with bookings outside of California increasing 68% and staying fairly flat within the state. Our Texas and Florida modular building business activity has been very favorable over the first four months of 2013. Many of these modular building rental bookings are for classrooms and larger custom commercial complexes that tend to have longer rental terms, and will not begin billing until the second and third quarters of 2013. Although we have not seen the healthier California economy over the past few quarters reflected in our modular results to date, we are hopeful that we are nearing an inflection point in our California results. Modular division quarter over quarter income from operations decreased by approximately 28% to $2.9 million from $4.0 million in 2012. In addition to lower rental revenues for the quarter, inventory center labor and material expenses were higher from a year ago due to processing a larger number of custom projects, classrooms for late spring and summer shipments and overall higher commercial business activity levels.

Our portable storage business continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago. Rental revenues grew by 20% from a year ago, and the business was profitable for the quarter compared to a loss in the first quarter of 2012. In April 2013, we entered the greater New Jersey / New York market. We are leveraging the strong legacy name recognition and customer following of Adler Tank Rentals in entering this geography. We are striving to create higher business activity levels and greater critical mass in each of the markets in which we operate. We believe that our portable storage business can become a meaningful contributor to McGrath RentCorp's overall earnings in the future.

We believe that over time our platform of diverse business-to-business rental products and geographies will generate growth in income and share value, while maintaining our financial strength, protecting our balance sheet, providing attractive dividends and making the Company more resilient to future economic cycles."

All comparisons presented below are for the quarter ended March 31, 2013 to the quarter ended March 31, 2012 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2013, the Company's Mobile Modular division reported a 28% decrease in income from operations to $2.9 million. Rental revenues decreased 3% to $19.3 million and other direct costs increased 7% to $6.4 million, which resulted in a decrease in gross profit on rental revenues of 10% to $9.4 million. Sales revenues increased 64% to $3.6 million with gross profit on sales revenues increasing 43% to $0.9 million, primarily due to higher new equipment sales revenues in the first quarter of 2013. Selling and administrative expenses increased 4% to $8.8 million primarily due to increased personnel and benefit costs".

TRS-RENTELCO

For the first quarter of 2013, the Company's TRS-RenTelco division reported a 29% increase in income from operations to $9.5 million. Rental revenues increased 6% to $24.8 million. The increase in rental revenues and flat other direct costs of $3.2 million, partly offset by a 6% increase in depreciation to $9.8 million, resulted in an increase in gross profit on rental revenues of 8% to $11.8 million. Sales revenues increased 19% to $6.8 million with gross profit on sales revenues increasing 26% to $3.4 million, primarily due to higher gross margins on used equipment sales revenues in the first quarter of 2013. Selling and administrative expenses decreased 9% to $6.1 million primarily due to decreased salary and benefit costs related to the exit of the environmental test equipment business in November 2012.

ADLER TANKS

For the first quarter of 2013, the Company's Adler Tanks division reported a 37% decrease in income from operations to $5.2 million. Other direct costs increased 119% to $2.8 million and depreciation expense increased 24% to $3.3 million, while rental revenues increased 1% to $16.4 million, which resulted in a decrease in gross profit on rental revenues of 16% to $10.4 million. Rental related services revenues increased 15% to $4.3 million, with gross profit on rental related services decreasing 21% to $0.7 million. Selling and administrative expenses increased 18% to $6.0 million, primarily due to increased personnel and benefit costs and bad debt expense.

OTHER HIGHLIGHTS

  Debt decreased $20.7 million during the quarter to $281.3 million, with the Company's funded debt (notes payable) to equity ratio decreasing from 0.83 to 1 at December 31, 2012 to 0.75 to 1 at March 31, 2013. As of March 31, 2013, the Company had capacity to borrow an additional $248.7 million under its lines of credit.

  Dividend rate increased 2% to $0.24 per share for the first quarter 2013 compared to the first quarter 2012.  On an annualized basis, this dividend represents a 3.1% yield on the April 30, 2013 close price of $31.06.

  Adjusted EBITDA increased 1% to $37.3 million for the first quarter of 2013 compared to the first quarter of 2012. At March 31, 2013, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.77 to 1 compared to 1.91 to 1 at December 31, 2012. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2013 full-year earnings per share will be in a range of $1.85 to $1.95 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of May 1, 2013. Actual 2013 full-year earnings per share results may be materially different than the Company's expectations since they are affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business in California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 10, 2013, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 1, 2013 to discuss the first quarter 2013 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4611866. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: higher growth in the tank and box business as Adler expands into new markets; the impact of higher booking levels at Adler; lower expenses in 2013 attributable to moving underutilized equipment at Adler; positive indicators in the modular division, such as improvement in the California economy, future growth in our portable storage business, and the statements under the heading "Financial Guidance."

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers' need and ability to rent our products, and the Company's ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management's strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company's ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company's effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company's Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company's strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2012, which is expected to be filed  with the SEC on February 22, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2013	2012
REVENUES
Rental	$ 60,601	$ 59,520
Rental Related Services	10,845	10,665
Rental Operations	71,446	70,185
Sales	16,765	8,106
Other	502	638
Total Revenues	88,713	78,929

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	16,602	15,401
Rental Related Services	8,922	8,553
Other	12,357	10,440
Total Direct Costs of Rental Operations	37,881	34,394
Costs of Sales	11,834	4,700
Total Costs of Revenues	49,715	39,094
Gross Profit	38,998	39,835
Selling and Administrative Expenses	21,638	21,361
Income from Operations	17,360	18,474
Interest Expense	2,203	2,173
Income Before Provision for Income Taxes	15,157	16,301
Provision for Income Taxes	5,942	6,390
Net Income	$ 9,215	$ 9,911

Earnings Per Share:
Basic	$ 0.37	$ 0.40
Diluted	$ 0.36	$ 0.39

Shares Used in Per Share Calculation:
Basic	25,003	24,639
Diluted	25,435	25,183

Cash Dividends Declared Per Share	$ 0.240	$ 0.235

MCGRATH RENTCORP CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands)	2013	2012

ASSETS
Cash	$ 461	$ 1,612
Accounts Receivable, net of allowance for doubtful accounts of $2,550 in 2013 and $3,000 in 2012	87,026	92,256

Rental Equipment, at cost:
Relocatable Modular Buildings	558,471	551,101
Electronic Test Equipment	267,411	266,934
Liquid and Solid Containment Tanks and Boxes	261,483	254,810
	1,087,365	1,072,845
Less Accumulated Depreciation	(361,265)	(353,992)
Rental Equipment, net	726,100	718,853

Property, Plant and Equipment, net	100,584	101,031
Prepaid Expenses and Other Assets	13,979	19,507
Intangible Assets, net	11,281	11,487
Goodwill	27,700	27,700
Total Assets	$ 967,131	$ 972,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes Payable	$ 281,251	$ 302,000
Accounts Payable and Accrued Liabilities	62,353	52,220
Deferred Income	20,642	26,924
Deferred Income Taxes, net	230,021	226,564
Total Liabilities	594,267	607,708

Shareholders' Equity:
Common Stock, no par value --
Authorized - 40,000 shares
Issued and Outstanding – 25,191 shares in 2013 and 24,931 shares in 2012	90,405	85,342
Retained Earnings	282,459	279,396
Total Shareholders' Equity	372,864	364,738
Total Liabilities and Shareholders' Equity	$ 967,131	$ 972,446

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 9,215	$ 9,911
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	18,808	17,516
Provision for Doubtful Accounts	696	373
Non-Cash Stock-Based Compensation	1,126	994
Gain on Sale of Used Rental Equipment	(3,334)	(3,073)
Change In:
Accounts Receivable	4,534	7,705
Prepaid Expenses and Other Assets	5,528	(4,156)
Accounts Payable and Accrued Liabilities	7,872	(339)
Deferred Income	(6,282)	1,989
Deferred Income Taxes	3,457	4,562
Net Cash Provided by Operating Activities	41,620	35,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(25,151)	(35,039)
Purchase of Property, Plant and Equipment	(1,553)	(1,823)
Proceeds from Sale of Used Rental Equipment	6,805	6,776
Net Cash Used in Investing Activities	(19,899)	(30,086)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	(20,749)	(4,382)
Proceeds from the Exercise of Stock Options	3,222	3,147
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	715	630
Payment of Dividends	(6,060)	(5,655)
Net Cash Used in Financing Activities	(22,872)	(6,260)

Net Decrease in Cash	(1,151)	(864)
Cash Balance, beginning of period	1,612	1,229
Cash Balance, end of period	$ 461	$ 365

Interest Paid, during the period	$ 1,276	$ 1,071
Net Income Taxes Paid (Refunds Received), during the period	$ 1,519	$ 1,199
Dividends Accrued During the period, not yet paid	$ 6,133	$ 6,268
Rental Equipment Acquisitions, not yet paid	$ 6,660	$ 12,682

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2013
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 19,329	$ 24,841	$ 16,431	$ —	$ 60,601
Rental Related Services	5,914	666	4,265	—	10,845
Rental Operations	25,243	25,507	20,696	—	71,446
Sales	3,644	6,842	86	6,193	16,765
Other	104	365	33	—	502
Total Revenues	28,991	32,714	20,815	6,193	88,713

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,518	9,816	3,268	—	16,602
Rental Related Services	4,745	624	3,553	—	8,922
Other	6,367	3,225	2,765	—	12,357
Total Direct Costs of Rental Operations	14,630	13,665	9,586	—	37,881
Costs of Sales	2,699	3,455	86	5,594	11,834
Total Costs of Revenues	17,329	17,120	9,672	5,594	49,715

Gross Profit
Rental	9,444	11,800	10,398	—	31,642
Rental Related Services	1,169	42	712	—	1,923
Rental Operations	10,613	11,842	11,110	—	33,565
Sales	945	3,387	—	599	4,931
Other	104	365	33	—	502
Total Gross Profit	11,662	15,594	11,143	599	38,998
Selling and Administrative Expenses	8,800	6,094	5,992	752	21,638
Income (Loss) from Operations	$ 2,862	$ 9,500	$ 5,151	$ (153)	17,360
Interest Expense					2,203
Provision for Income taxes					5,942
Net Income					$ 9,215

Other Information
Average Rental Equipment [1]	$ 535,139	$ 266,054	$252,194
Average Monthly Total Yield [2]	1.20%	3.11%	2.18%
Average Utilization [3]	66.4%	63.8%	64.7%
Average Monthly Rental Rate [4]	1.81%	4.88%	3.37%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2012
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 19,891	$ 23,412	$ 16,217	$ —	$ 59,520
Rental Related Services	6,120	829	3,716	—	10,665
Rental Operations	26,011	24,241	19,933	—	70,185
Sales	2,227	5,765	107	7	8,106
Other	117	491	30	—	638
Total Revenues	28,355	30,497	20,070	7	78,929

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,474	9,284	2,643	—	15,401
Rental Related Services	4,891	843	2,819	—	8,553
Other	5,941	3,239	1,260	—	10,440
Total Direct Costs of Rental Operations	14,306	13,366	6,722	—	34,394
Costs of Sales	1,568	3,077	42	13	4,700
Total Costs of Revenues	15,874	16,443	6,764	13	39,094

Gross Profit (Loss)
Rental	10,476	10,889	12,314	—	33,679
Rental Related Services	1,229	(14)	897	—	2,112
Rental Operations	11,705	10,875	13,211	—	35,791
Sales	659	2,688	65	(6)	3,406
Other	117	491	30	—	638
Total Gross Profit	12,481	14,054	13,306	(6)	39,835
Selling and Administrative Expenses	8,487	6,696	5,097	1,081	21,361
Income (Loss) from Operations	$ 3,994	$ 7,358	$ 8,209	$ (1,087)	18,474
Interest Expense					2,173
Provision for Income taxes					6,390
Net Income					$ 9,911

Other Information
Average Rental Equipment [1]	$ 516,720	$ 260,578	$201,203
Average Monthly Total Yield [2]	1.28%	3.00%	2.69%
Average Utilization [3]	66.5%	65.5%	76.5%
Average Monthly Rental Rate [4]	1.93%	4.57%	3.51%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes as well as the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
Net Income	$ 9,215	$ 9,911	44,081	$ 49,899
Provision for Income Taxes	5,942	6,390	27,642	31,648
Interest	2,203	2,173	9,179	8,297
Income from Operations	17,360	18,474	80,902	89,844
Depreciation and Amortization	18,808	17,516	73,768	68,737
Non-Cash Stock-Based Compensation	1,126	994	3,972	5,191
Adjusted EBITDA [1]	$ 37,294	$ 36,984	$ 158,642	$163,772

Adjusted EBITDA Margin [2]	42%	47%	42%	47%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
Adjusted EBITDA [1]	$ 37,294	$ 36,984	$ 158,642	$ 163,772
Interest Paid	(1,276)	(1,071)	(9,312)	(6,613)
Net Income Taxes Paid	(1,519)	(1,199)	(6,162)	(4,786)
Gain on Sale of Rental Equipment	(3,334)	(3,073)	(12,650)	(12,462)
Change in certain assets and liabilities:
Accounts Receivable, net	4,534	7,705	(3,586)	(10,043)
Prepaid Expenses and Other Assets	5,528	(4,156)	7,346	(4,439)
Accounts Payable and Other Liabilities	6,675	(1,697)	4,656	5,219
Deferred Income	(6,282)	1,989	(6,414)	(1,255)
Net Cash Provided by Operating Activities	$ 41,620	$ 35,482	$ 132,520	$ 129,393

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200